EX 23.1
Consent of Independent Registered Public Accounting Firm

The Board of Directors

Energy Fuels Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-205182, 333-217098, 333-226654, 333-254559 and 333-194900) on Form S-8 and registration statements (Nos. 333-253666 and 333-226878) on Form S-3 of Energy Fuels Inc. of our report dated March 15, 2022, with respect to the consolidated financial statements of Energy Fuels Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP
Denver, Colorado
March 15, 2022